FOR IMMEDIATE RELEASE

 THE MAJOR AUTOMOTIVE COMPANIES, INC. ANNOUNCES PLAN TO TERMINATE SEC REPORTING

(Long Island City, New York (MARKET WIRE)) - October 14, 2005 - The Major
Automotive Companies, Inc. (OTC-BB: MAJR OB-news)("Major") announced today that a Special Committee of independent directors of its Board of Directors recommended, and its full Board of Directors has approved, a plan to terminate
Major's obligation to file reports with the Securities and Exchange Commission in order to save the substantial costs of such compliance and related activities. This would be accomplished through a 1-for-1,000 reverse split of
Major's common stock to be followed immediately by the purchase of the then resulting fractional shares of shareholders with fewer than 1,000 shares through a cash payment equal to $1.90 per pre-split share, with such shares expected to represent less than 5% of Major's outstanding shares. A forward split of
1,000-for-1 would immediately follow. Shareholders holding 1,000 or more shares of Major's common stock immediately before the split transaction will not receive a cash payment and will continue to hold the same number of shares after completion of the split transaction. If the split transaction is completed,
Major expects to have fewer than 300 shareholders of record. As a result, Major would no longer be required to file periodic reports and other information with the Securities and Exchange Commission.

The Special Committee to Major's Board of Directors has received a fairness opinion from its financial advisor that the cash consideration to be paid in the proposed split transaction is fair, from a financial point of view, to Major's shareholders. The proposed split transaction is subject to approval by the holders of a majority of the issued and outstanding shares of Major common stock. Shareholders will be asked to approve the split transaction at a special meeting of shareholders, currently expected to be held in the last quarter of
2005. It is anticipated that officers and directors of Major, who own in excess of 49% of Major's oustanding common stock, will vote in favor of the split transaction.

The Major Automotive Companies, Inc. has filed a preliminary proxy statement and
Schedule 13E-3 with the SEC outlining the transaction. All shareholders are advised to read the definitive proxy statement and Schedule 13E-3 at the SEC's web site at www.sec.gov. Major shall also mail a copy of the definitive proxy statement prior to the special meeting to its shareholders entitled to vote at the meeting.

The Major Automotive Companies, Inc. is a holding company for the Major
Automotive Group, a leading consolidator of automotive dealerships in the New
York Metropolitan area.

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Contacts:

Eric Keltz
718/937-3700 x 326

For additional information, visit the Company's website at
http://www.majorworld.com/
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The information contained in this press release, including any "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, contained herein, should be reviewed in conjunction with the Company's annual report on Form 10-K and other publicly available information regarding the
Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to that are unpredictable and outside of the influence and/or control of the Company.

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